    As filed with the Securities and Exchange Commission on December 12, 2000
                                                      REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------




                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                                   INTUIT INC.
             (Exact Name of Registrant as Specified in Its Charter)

         DELAWARE                                      77-0034661
(State of Incorporation)                            (I.R.S. Employer
                                                   Identification No.)

                               2535 GARCIA AVENUE
                         MOUNTAIN VIEW, CALIFORNIA 94043
                    (Address of Principal Executive Offices)

                INTUIT INC. RESTRICTED STOCK PURCHASE AGREEMENTS
                            (Full title of the Plan)



                          CATHERINE L. VALENTINE, ESQ.
                                   INTUIT INC.
                                2700 COAST AVENUE
                         MOUNTAIN VIEW, CALIFORNIA 94303
                                 (650) 944-6000
            (Name, Address and Telephone Number of Agent for Service)



                                   Copies to:

                            KENNETH A. LINHARES, ESQ.
                               FENWICK & WEST LLP
                              TWO PALO ALTO SQUARE
                           PALO ALTO, CALIFORNIA 94306



                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
    TITLE OF SECURITIES        AMOUNT TO BE      OFFERING PRICE     AGGREGATE OFFERING         AMOUNT OF
      TO BE REGISTERED          REGISTERED         PER SHARE               PRICE           REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
 Common Stock, $0.01 par value   225,000 (1)       $48.78(2)         $10,975,500(2)         $2,897.53(3)
===========================================================================================================

(1) Represents shares issued pursuant to two Restricted Stock Purchase Agreements dated as of January 24, 2000.

(2) Estimated as of December 8, 2000 pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

(3) Fee calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

                                   PROSPECTUS




                                   INTUIT INC.


                         225,000 Shares of Common Stock

                              -------------------

        The shares covered by this prospectus may be offered and sold over time by the stockholder named in this prospectus under the heading "Selling Stockholder," by his pledgees or donees, or by other transferees that receive the shares in transfers other than public sales. Intuit issued these shares under restricted stock purchase agreements entered into in connection with the employment of the selling stockholder.

        The selling stockholder may sell the shares offered under this prospectus in the open market at prevailing market prices, or in private transactions at negotiated prices. He may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers, or dealers may receive discounts, concessions or commissions from the selling stockholder or from the purchaser, and this compensation might be in excess of the compensation customary in the type of transaction involved. See "Plan of Distribution."

        Intuit will not receive any of the proceeds from the sale of these shares.

        Our common stock is quoted on the Nasdaq National Market under the symbol "INTU." The last reported sale price on December 8, 2000 was $49.12 per share.

        Our principal executive offices are located at 2535 Garcia Avenue, Mountain View, California 94303 and our telephone number is (650) 944-6000.


                              -------------------


        INVESTING IN INTUIT COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.


                              -------------------


        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                The date of this prospectus is December 12, 2000


                                TABLE OF CONTENTS


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                                                                                              Page
                                                                                              ----
Risk Factors................................................................................    3
Use of Proceeds.............................................................................    8
Selling Stockholder.........................................................................    8
Plan of Distribution .......................................................................    9
Legal Matters...............................................................................   10
Where You Can Find More Information.........................................................   10



                               -------------------



        Throughout this prospectus, including documents incorporated by reference into this prospectus, you will find "forward-looking" statements, or statements about events or circumstances that have not yet occurred. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," and other similar terms. These forward-looking statements may include, among other things, projections of our future financial performance, our anticipated growth and anticipated trends in our businesses. These statements are only predictions, based on our current expectations about future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties, and our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements. The important factors that could cause our results to differ are discussed in this prospectus under the heading of "Risk Factors" beginning on page 3. We encourage you to read that section carefully. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors discussed in this prospectus may affect us to a greater extent than indicated. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. This means that we will not necessarily update information in this prospectus if any forward-looking statement later turns out to be inaccurate.

        Unless the context otherwise requires, the terms "we," "our," "us," "the company" and "Intuit" refer to Intuit Inc., a Delaware corporation, and its consolidated subsidiaries.

        Intuit, the Intuit logo, Quicken, QuickBooks, QuickBooks Pro, TurboTax, ProSeries and Lacerte, among others, are registered trademarks and/or registered service marks of Intuit Inc. or one of its subsidiaries. Quicken.com, QuickenInsurance, Quicken Loans and QuickenStore, among others, are trademarks and/or service marks of Intuit Inc. or one of its subsidiaries.

        In connection with this offering, no person is authorized to give any information or to make any representation not contained in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus.

                                  RISK FACTORS

        The factors discussed below are cautionary statements that identify important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements in this prospectus or in documents incorporated by reference into this prospectus. You should carefully consider these risk factors, together with all of the other information contained or incorporated by reference in this prospectus, before you decide to purchase shares of our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also harm our business. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

COMPANY-WIDE FACTORS THAT COULD AFFECT FUTURE RESULTS

Our revenue and earnings are highly seasonal, which causes significant quarterly fluctuations in our revenue and net income. Several of our businesses are highly seasonal - particularly our tax business, but also small business and consumer finance to a lesser extent. This causes significant quarterly fluctuations in our financial results. Revenue and earnings are usually strongest during the quarters ending January 31 and April 30. We experience lower revenues, and often significant operating losses, in the July 31 and October 31 quarters.

Acquisition-related charges and gains and losses related to marketable securities can cause significant fluctuation in our net income. Our recent acquisitions have resulted in significant expenses, including amortization of purchased software, goodwill and purchased intangibles, and charges for in-process research and development. Acquisition-related expenses were $80.9 million in fiscal 1998, $100.7 million in fiscal 1999 and $168.1 million in fiscal 2000. Additional acquisitions (including our acquisition of Venture Finance Software Corp. in August 2000) and any premature impairment of the value of purchased assets, could have a significant negative impact on future operating results. Our investment activities also impact our net income. We recorded pre-tax gains and losses from marketable securities and other investments of $579.2 million in fiscal 1999 and $481.1 million in fiscal 2000. These amounts reflect net realized gains on sales of certain marketable securities during fiscal 1999 and 2000, as well as unrealized quarter-to-quarter gains and losses due to price fluctuations in securities that we account for as "trading securities." Fiscal 2000 decreases in the market prices of our trading securities resulted in a significant reduction in our pre-tax income, and future price fluctuations in trading securities, and any significant long-term declines in value of other securities, could reduce our net income in future periods.

If we do not continue to successfully develop new products and services in a timely manner, our future financial results would suffer. The development of products and services is a complex process involving several risks. Hiring and retaining highly qualified technical employees is critical to the success of our development efforts, and we face intense competition for these employees. Launches of products and services can be delayed for a variety of reasons. Products and services may also have "bugs" that hinder performance, give customers incorrect results and/or damage customer data. These problems can be expensive to fix and can also result in higher technical support costs and lost customers.

We face intense competition for qualified employees, especially for our Internet-based businesses. Like many of our competitors, we have had difficulties during the past few years in hiring and retaining employees, and we expect to face continuing challenges in recruiting and retention.

Despite our efforts to adequately staff and equip our customer service and technical support operations, we cannot always respond promptly to customer requests for assistance. We occasionally experience customer service and support problems, including longer than expected "hold" times when our staffing is inadequate to handle higher than anticipated call volume, and a large number of inquiries from customers checking on the status of product orders when shipments are delayed. This can adversely affect customer relationships and our financial performance. For example, during fiscal 2000, some small business customers (particularly QuickBooks Support Network and payroll services customers) experienced inconsistent service levels and delays that led to some negative press attention. In order to improve our customer service and technical support, we must continue to focus on eliminating underlying causes of service and support calls (through product improvements and better order fulfillment processes), and on more accurately anticipating demand for customer service and technical support.

We face risks relating to customer privacy and security and increasing regulation, which could hinder the growth of our businesses - particularly our Internet-based businesses. Despite our efforts to address customer concerns about privacy and security, these issues still pose a significant risk, and we have experienced lawsuits and negative publicity relating to privacy issues. For example, during fiscal 2000, there have been articles criticizing our privacy practices as they relate to the connectivity of our desktop software to our web sites. We have faced lawsuits and negative press alleging that we improperly shared information about customers with third party "ad servers" for our web sites. A major breach of customer privacy or security by Intuit, or even by another company, could have serious consequences for our businesses - particularly our Internet businesses - including reduced customer interest and/or additional regulation by federal or state agencies. In addition, mandatory privacy and security standards and protocols are still being developed by government agencies, and we may incur significant expenses to comply with any requirements that are ultimately adopted. For example, under the Gramm Leach Bliley Act recently adopted by the federal government, by July 1, 2001 Intuit will be required to provide written notice of its privacy practices to all customers. We must give customers an opportunity to state their preferences regarding Intuit's use of their non-public personal information, and we must honor those preferences. If Internet use does not grow as a result of privacy or security concerns, increasing regulation or for other reasons, the growth of our Internet-based businesses would be hindered.

We face increasing challenges in maintaining adequate access to retail distribution channels. During the past several years, consolidation among retailers caused a number of large retailers and mass merchandisers to hold significant bargaining power. This has made it challenging for us to negotiate financially favorable terms with retailers. Any termination or significant disruption of our relationship with any of our major distributors or retailers, or a significant unanticipated reduction in sales volume attributable to any of our principal resellers, could result in a significant decline in our net revenue. Also, any financial difficulties of our retailers or distributors could have an adverse effect on our operating expenses if uncollectable amounts from them exceed the bad debt reserves we have established.

We rely on a single third party vendor to handle all outsourced aspects of our primary retail desktop software product launches. While we believe that using a single outsourcer for our primary retail product launches improves the efficiency and reliability of our product launches, reliance on one vendor can have severe negative consequences if the vendor fails to perform for any reason.

Actual product returns may exceed return reserves. We generally ship significantly more desktop products to our distributors and retailers than we expect them to sell, in order to reduce the risk that distributors or retailers will run out of products. This is particularly true for our tax products, which have a short selling season. Like most software companies, we have a liberal product return policy and we have historically accepted significant product returns. We establish reserves for product returns in our financial statements, based on estimated future returns of products. We closely monitor levels of product sales and inventory in the retail channel in an effort to maintain reserves that are adequate to cover expected returns. In the past, returns have not generally exceeded these reserves. However, if we do experience actual returns that significantly exceed reserves, it would result in lower revenue.

Our recent acquisitions have resulted in business integration challenges. Our recent acquisitions have expanded our product and service offerings, personnel and geographic locations. Integrating and organizing acquired businesses creates challenges for our operational, financial and management information systems. If we do not adequately address issues presented by growth through acquisitions, we may not fully realize the intended benefits (including financial benefits) of these acquisitions.

We face existing and potential government regulation in many of our businesses, which can increase our costs and hinder the growth of our businesses. Our Internet-based products and services are available in many states and foreign countries. As a result, we may be subject to regulation and/or taxation in many additional jurisdictions, which could substantially slow commercial use of the Internet and growth of our Internet-based businesses. We offer several regulated products and services through separate subsidiary corporations. Establishing and maintaining regulated subsidiaries requires significant financial, legal and management resources. If the subsidiaries fail to comply with applicable regulations, they could face liability to customers and/or penalties and sanctions by government regulators.

Legal protection for our intellectual property is not always effective to prevent unauthorized use. We rely on a combination of copyright, patent, trademark and trade secret laws, and employee and third-party nondisclosure and license agreements, to protect our software products and other proprietary technology. We do not have significant copy-protection mechanisms in our software because we do not believe they are practical or effective at this time. Current U.S. laws that prohibit copying give us only limited practical protection from software "pirates," and the laws of many other countries provide very little protection. Policing unauthorized use of our products is difficult, expensive and time-consuming and we expect that software piracy will be a persistent problem for our desktop software products. In addition, the unique technology of the Internet may tend to increase, and provide new methods for, illegal copying of the technology used in our desktop and Internet-based products and services.

We do not own all of the software and other technologies used in our products and service. We have the licenses from third parties that we believe are necessary for using technology that we do not own in our current products and services. It may be necessary to renegotiate with these third parties for inclusion of their technology in any new versions of our current products or in new products. Third party licenses may not be available on reasonable terms, or at all. Other parties occasionally claim that features or content of our products, or our use of trademarks, may infringe their propriety rights. Past claims have not resulted in any significant litigation, settlement or licensing expenses, but future claims could. Third parties may assert infringement claims against us in the future, and claims could result in costly litigation, require us to redesign one or more of our products or services, or require us to obtain a license to intellectual property rights of third parties or perhaps to cease marketing affected products and services. Third party licenses may not be available on reasonable terms, or at all.

The stock market has experienced price volatility that has particularly affected technology companies. These market fluctuations have adversely affected our stock price in the past and may do so in the future. Some of the volatility has resulted from factors such as the seasonality and quarterly fluctuations in our revenue and operating results, announcements of technical innovations, acquisitions or strategic relationships by Intuit or its competitors, changes in earnings estimates by analysts and changes in market conditions in the computer hardware and software industries. However, volatility may also be unrelated to our operating performance or the business environment in which we operate.

FACTORS RELATING TO COMPETITION

We face competitive pressures in all of our businesses, which can have a negative impact on our revenue, profitability and market position. In all our businesses, we face continual risks that competitors will introduce better products and services, reduce prices, gain better access to distribution channels, increase advertising (including advertising targeted at Intuit customers), and release new products and services before we do. Any of these competitive actions (particularly any prolonged price competition) could result in lower net revenue and/or lower profitability for Intuit. They could also affect our ability to keep existing customers and acquire new customers, which is particularly important for our Internet-based products and services.

In the small business area, we face a wide range of competitive risks that could impact our financial results. For example, in online payroll, the competitive landscape is changing quickly and we could lose some competitive advantage if other companies begin offering online payroll services that integrate with desktop and/or web-based accounting software. As another example, our financial supplies business continues to experience pricing pressures from many of our competitors. While we have been able to offset some of the impact of price competition by improving operational efficiencies and customer service, ongoing price pressures could result in lower revenue and profitability for our supplies business.

Intense competition in the consumer tax preparation software business has caused us to reduce prices, which has impacted our revenue, profitability and competitive position. During the recent tax season we reduced prices for our Quicken TurboTax product line in response to aggressive pricing by H&R Block and Microsoft. This resulted in significantly lower average selling prices. Although Microsoft ultimately withdrew from the desktop consumer tax preparation software segment this season, they may offer competitive products and services, either directly or indirectly, on the desktop and/or via the web, in future tax seasons. In addition, there are other formidable current and potential competitors in the private sector, and we also face potential competition from publicly-funded government entities seeking to competitively enter private markets in the United States for consumer electronic financial services. Accordingly, we expect competition to remain intense during fiscal 2001.

Our consumer finance products face aggressive competition that could limit future growth. Our Quicken products compete directly with Microsoft Money, which is aggressively promoted and priced. We expect competitive pressures for Quicken to continue, both from Microsoft Money, and from web-based personal finance tracking and management tools that are becoming increasingly available at no cost to consumers. These pressures could ultimately result in a decline in revenue and profitability for our Quicken product line. There are many competitors for our Internet-based consumer finance products and services. The number of competitors has increased in recent years as more companies expand their businesses onto the Internet. However, we expect that the general downturn in Internet and technology stocks since March 2000 will result in significant consolidation, with fewer, but more financially sound, competitors surviving. This could make it more difficult for us to compete effectively.

Products and services offered to consumers by government agencies may increasingly overlap with products and services offered by Intuit and others in the private sector, and could have a significant negative impact on our future financial

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results. Government agencies are increasingly using public funds to offer commercial products and services to consumers that are duplicative of those provided by private sector companies, including Intuit. For example, some federal and state tax agencies have begun to expand their mission by offering individual taxpayers electronic tax preparation and filing services similar to those currently offered by Intuit and others at a low cost. In addition, a growing number of firms are providing web-based tax filing services at no cost to lower income taxpayers through "Digital Divide" public service initiatives, such as Intuit's Quicken Tax Freedom Project, offering additional competition. Another example of the trend for government agencies to provide private sector products and services is the U.S. Postal Service's offering of electronic bill payment services to consumers. Although some governmental agencies have begun taking steps to reverse this trend by abandoning previous plans to provide electronic commerce products and services, future administrative, regulatory or legislative activity in this area could adversely impact Intuit and other companies that provide software and electronic financial services. Intuit is actively working with others in the private sector, as well as with federal and state government officials, to help clarify the appropriate role for government agencies in the electronic commerce marketplace.

FACTORS AFFECTING OUR INTERNET-BASED BUSINESSES GENERALLY

If we do not continue to successfully refine and update the business models for our Internet-based products and services, and operationally support these businesses, the businesses will not achieve sustainable financial viability or broad customer acceptance. Our Internet-based business models have more complex and varied revenue streams than our traditional desktop software businesses. For these businesses to become and remain economically viable, we must continually refine their revenue models to reflect the evolving economics of Internet commerce. These businesses also depend on a different operational infrastructure than our desktop software businesses, and we must continually develop, expand and modify internal systems and procedures to support these businesses. In particular, our web-based tax preparation and electronic filing services must continue to effectively handle extremely heavy customer demand during the peak tax season. If we are unable to meet customer expectations in a cost-effective manner, it could result in lost customers, negative publicity, and increased operating costs, which could have a significant negative impact on the financial and market success of these businesses.

The market pressure to launch Internet-based products and services quickly may lead to lower product quality. The development process for Internet-based products is more rapid, less predictable, and shorter than for our desktop products. Getting Internet-based products and services launched quickly is crucial to competitive success, but this time pressure may result in lower product quality, dissatisfied customers and negative publicity, as well as additional expenses to fix bugs.

SPECIFIC FACTORS AFFECTING OUR SMALL BUSINESS DIVISION

If we cannot fully and successfully implement all announced QuickBooks Internet Gateway Services in a timely fashion, we may be unable to sustain these services as a successful business. Development of some of the announced QuickBooks Internet Gateway services has not yet been completed. Intuit and the third-party service providers of these services could face technological difficulties, financial difficulties and other problems that could delay or prevent implementation of the QuickBooks Internet Gateway Services, which in turn could delay or prevent us from recognizing contractually committed revenues to the extent that recognition of such revenue depends on implementation with the customer.

If our recently introduced QuickBooks Internet Gateway services do not achieve and maintain acceptance by customers and the third-party vendors who provide these services, they will not generate long-term revenue growth or profitability. We must meet customer and vendor expectations in delivering our QuickBooks Internet Gateway services. If we do not meet these expectations, we may not be able to maintain the third party vendor relationships that are necessary to allow us to provide services desired by customers. If we fail to meet expectations and maintain these relationships, our ability to expand our QuickBooks Internet Gateway services will be jeopardized. To retain these relationships, we may be required to adapt them in ways that are less attractive to us, financially or otherwise. In addition, QuickBooks Internet Gateway Services are currently available only to customers using QuickBooks 2000. Customer upgrade rates to QuickBooks 2000 have been lower than historical upgrade levels, which has impacted the growth of the potential customer base for these services.

In order to expand our customer base in the payroll services business, we must continue to improve the efficiency and effectiveness of our payroll processing operations and streamline customer activations for our Deluxe online payroll processing service. The payroll processing business involves a number of business risks if we make errors in providing accurate and timely payroll information, cash deposits or tax return filings, including our incurring liability to customers, additional expense to correct product errors and loss of customers. For our Internet-based services (the Deluxe service, as


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well as the online Basic service), we must improve our operations to give customers more reliable connectivity to our data center to transmit and receive payroll data and tax tables. In order to expand the customer base for our Deluxe payroll service, we must continue to focus on streamlining the service activation process for new customers.

Our financial supplies business relies on a single vendor to print all check and other imprinted products. The products provided by this vendor accounted for about 75% of our supplies revenue in fiscal 1999 and 2000. If there are any problems with the vendor's performance, it could have a material negative impact on sales of supplies and on Intuit as a whole.

SPECIFIC FACTORS AFFECTING OUR TAX DIVISION

Intense competition in the consumer tax preparation software business has caused us to reduce prices, which has impacted our revenue, profitability and competitive position. During the recent tax season we reduced prices for our Quicken TurboTax product line in response to aggressive pricing by H&R Block and Microsoft. This resulted in significantly lower average selling prices. Although Microsoft ultimately withdrew from the desktop consumer tax preparation software segment this season, they may offer competitive products and services, either directly or indirectly, on the desktop and/or via the web, in future tax seasons. In addition, there are other formidable current and potential competitors in the private sector, and we also face potential competition from publicly-funded government entities seeking to competitively enter private markets in the United States for consumer electronic financial services. Accordingly, we expect competition to remain intense during fiscal 2001.

Significant problems or delays in the development of our tax products would result in lost revenue and customers. The development of tax preparation software presents a unique challenge because of the demanding annual development cycle required to incorporate unpredictable tax law changes each year. The rigid development timetable increases the risk of errors in the products and the risk of launch delays. Any major defects could lead to negative publicity, customer dissatisfaction and incremental operating expenses - including expenses resulting from our commitment to reimburse penalties and interest paid by consumer customers due solely to calculation errors in our products. A late product launch could cause our current and prospective customers to choose a competitor's product for that year's tax season. This would result in lost revenue in the current year and would make it more difficult for us to sell our products to those customers in future tax seasons.

SPECIFIC FACTORS AFFECTING OUR CONSUMER FINANCE DIVISION

The long-term viability of Quicken.com and our other Internet-based personal finance services will depend on our ability to increase our customer base as quickly as possible, get greater participation by financial institutions, and expand the depth and breadth of our offerings in order to differentiate ourselves from other Internet-based personal finance service providers. Growth in customers and traffic is crucial for our Quicken.com site and its ability to generate advertising revenue, but traffic can vary significantly from month to month due to seasonal trends, site performance, performance of the major stock market indices and other factors. Monthly Quicken.com page views have varied dramatically over the past year, from approximately 150 million in July 1999, to a peak of over 300 million in March 2000, back down to slightly under 200 million in July 2000. Continued expansion and customer use of Quicken.com and our other personal finance websites will require us to improve site performance, and the scalability and reliability of the underlying technology, to reduce the length and frequency of service interruptions. It will also require us to establish and maintain relationships with key Internet portals, distributors and content providers, and our distribution relationships require us to make significant financial commitments to these companies. For example, our agreement with Excite@Home currently calls for us to share certain revenue generated from our Quicken.com site and our agreement with America Online calls for us to make significant guaranteed payments to America Online over the term of the agreement. Due to the constantly evolving business environment in which we operate, and the changing priorities and economic circumstances of Intuit and our business allies, we may be required to adapt some of our relationships in ways that are less attractive to us (financially or otherwise) in order to continue benefiting from those relationships. Adding more high-quality content is also crucial to our efforts to continue expanding our Quicken.com customer base and to differentiate our site from other personal finance sites. This may require us to invest significant resources in research and development, strategic relationships and/or acquisitions.

Our mortgage business is subject to interest rate fluctuations and operational risks that could result in further revenue declines. Increases in mortgage rates and other interest rates have adversely affected our mortgage business, contributing to the significant revenue decline from fiscal 1999 to fiscal 2000. If mortgage interest rates continue to rise, this may continue to impact the volume of closed loans and applications - particularly our most interest-rate sensitive products such as


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conventional loans and refinancing loans. FHA loans and home purchase mortgages tend to be less mortgage-rate sensitive. Fluctuations in non-mortgage interest rates also create risks with respect to the loans on our balance sheet and impact our cost of funds to provide loans. In addition, our ability to successfully streamline the online application, approval, and closing process will have a significant impact on our ability to attract customers to our mortgage service, and on our ability to continue increasing the percentage of our mortgage revenue generated through the online channel compared to branch offices. We must also maintain relationships with certain banks and other third parties who we will rely on to provide access to capital, and later, service the loans. If we are unable to do so, it could have a negative impact on our mortgage business and on Intuit's financial results.

The viability of electronic bill management services will require widespread consumer and biller adoption, which may still be years away. The financial success of our bill management services will depend on a number of factors, including timely and cost-effective completion of ongoing development efforts, and adoption and participation rates by customers and financial institutions, including billers. We have not yet completed our development efforts for electronic bill payment and presentment services, and widespread consumer and biller adoption may still be years away. Failure of consumers and billers to widely adopt electronic bill payment and presentment would have a material negative effect on our business.

SPECIFIC FACTORS AFFECTING OUR INTERNATIONAL DIVISION

Business conditions in international markets, other risks inherent in international operations, and changes in our business model in Europe, may negatively impact our financial performance. Conducting business internationally involves many risks, including potential volatility in the political and economic conditions of foreign countries; difficulties in managing operations in different locations (including hiring and retaining management personnel); a product development process that is often more time-consuming and costly than in the U.S. due in part to "localization" requirements; fluctuations in foreign currency exchange rates; and unanticipated changes in foreign regulatory requirements. For example, the economic situation in Japan had a negative impact on international revenue and profits during fiscal 1998 and 1999. We experienced product launch delays in Germany in fiscal 1998 and fiscal 1999, which contributed to revenue declines in certain quarters. In addition, the shift in our business model in Germany has led to declining revenues for us in the markets served by our partner.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sales of our common stock by the selling stockholder under this prospectus.

                               SELLING STOCKHOLDER

        The selling stockholder is Stephen M. Bennett. Mr. Bennett joined Intuit as President and Chief Executive Officer and a member of our board of directors in January 2000. He has had no other position, office or other relationship with Intuit or any of its predecessors or affiliates within the past three years. As of December 11, 2000, Mr. Bennett was the beneficial owner of 422,499 shares of our common stock, which includes 197,499 shares subject to options that are currently exercisable or will be exercisable within 60 days after December 11, 2000. Over time, Mr. Bennett may offer and sell up to 225,000 shares pursuant to this prospectus. Assuming that he sells all of the shares offered by this prospectus, based on his beneficial ownership as of December 11, 2000, he will beneficially own 197,499 shares of our common stock after completion of this offering. His beneficial ownership of our common stock represents less than 1% of our shares of common stock outstanding, based upon the total number of shares outstanding as of December 11, 2000. Because the selling stockholder may offer all or some of the shares under this prospectus over time, the actual number of shares that he will sell or the actual number of shares that he will hold after completion of the sales is unknown at the date of this prospectus. Information concerning the selling stockholder may change over time and any changed information will be provided in supplements to this prospectus if and when necessary.

        The selling stockholder, together with any pledgee or donee of the selling stockholder, and any person who may purchase shares offered by this prospectus from the selling stockholder in a private transaction, are referred to in this prospectus as the "selling stockholder."

                              PLAN OF DISTRIBUTION

        The selling stockholder and his successors, including transferees, pledgees or donees or their successors, may sell the common stock offered under this prospectus directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither Intuit nor the selling stockholder can estimate the amount of this compensation.

        The common stock offered under this prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions:

        - on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

        -       in the over-the-counter market;

        - in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

        - through the writing of options, whether the options are listed on an options exchange or otherwise; or

        -       through the settlement of short sales.

        In connection with the sale of the common stock, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. Except as provided in Section 16(c) of the Securities Exchange Act of 1934, the selling stockholder may also sell the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

        The total proceeds to the selling stockholder from the sale of the common stock offered under this prospectus will be the purchase price of the common stock less any discounts and commissions. The selling stockholder reserves the right to accept or to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

        The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act 0f 1933. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the selling stockholder is an "underwriter" within the meaning of Section 2(11) of the Securities Act, he will be subject to the prospectus delivery requirements of the Securities Act.

        In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholder may not sell any common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

        To the extent required, the specific common stock to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be provided in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. This prospectus also may be used, with Intuit's consent, by donees or pledgees of the selling stockholder, or by other persons acquiring shares and who wish to offer and sell shares under circumstances requiring or making desirable its use.

        In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

        Intuit issued the common stock offered under this prospectus in connection with restricted stock purchase agreements entered into in connection with the employment of the selling stockholder. The shares were issued in reliance upon the exemptions from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. Intuit will pay substantially all of the expenses incident to this offering of the shares by the selling stockholder to the public other than commissions and discounts of underwriters, brokers, dealers or agents.

                                  LEGAL MATTERS

        The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Registrant by Virginia R. Coles, Esq., Assistant General Counsel and Assistant Secretary of the Registrant. Ms. Coles is an employee of the Registrant. As of December 11, 2000, Ms. Coles held 1,535 shares of Intuit's common stock and held options to purchase 36,315 shares of Common Stock (of which 15,648 shares are exercisable within the next 60 days).

                       WHERE YOU CAN FIND MORE INFORMATION

        The following documents that we have filed with the Securities Exchange Commission are incorporated into this prospectus by reference:

        -       our Annual Report on Form 10-K for our fiscal year ended July
                31, 2000;

        - our Current Reports on Form 8-K dated November 21, 2000, November 22, 2000 and November 27, 2000;

        - the description of our common stock contained in our registration statement on Forms 8-A filed with the Commission under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

        - all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

        To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference, the statement in this prospectus controls. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus or the registration statement.

        Because we are subject to the informational requirements of the Exchange Act, we file reports and other information with the Commission. Reports, registration statements, proxy and information statements and other information that we have filed can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site that contains reports, proxy and information statements and other information that is filed electronically with the Commission. This web site can be accessed at http://www.sec.gov.

        We have filed with the Commission a registration statement on Form S-8 under the Securities Act with respect to the common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the Commission. You should refer to the registration statement for further information about our common stock and us. Statements in this prospectus about the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the Commission's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the Commission.

        We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus or the information that this prospectus incorporates). You should direct any requests for copies to Intuit Inc., Investor Relations, 2535 Garcia Avenue, Mountain View, California 94043; telephone: (650) 944-6000.

           PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

        This Registration Statement relates to 225,000 shares of common stock, $0.01 par value per share, of the Registrant, that have been issued under two restricted stock purchase agreements dated as of January 24, 2000.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

        The Registrant incorporates into this Registration Statement the following documents filed with the Securities and Exchange Commission (the "Commission"):

        (a) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the latest prospectus filed by the Registrant pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"), that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

        (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's annual report or prospectus referred to in (a) above.

        (c) The description of the Registrant's Common Stock contained in the Registrant's registration statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 5. NAMED EXPERTS; INTERESTS OF NAMED COUNSEL

        The consolidated financial statements and schedule of Registrant appearing in Registrant's Form 10-K for the year ended July 31, 2000, have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report thereon that is included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The statements of income, stockholders' equity, and cash flows of Rock Financial Corporation for the year ended December 31, 1998, have been audited by KPMG LLP, independent auditors, as set forth in their report thereon that is included in the Registrant's Form 10-K for the year ended July 31, 2000. The report of KPMG LLP refers to a change in method of accounting for software developed for internal use. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Registrant by Virginia R. Coles, Esq., Assistant General Counsel and Assistant Secretary of the Registrant. Ms. Coles is an employee of the Registrant. As of December 11, 2000, Ms. Coles held 1,535 shares of Intuit's common stock and held options to purchase 36,315 shares of Common Stock (of which 15,648 shares are exercisable within the next 60 days).

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Bylaws provide that:
(i) the Registrant is required to indemnify its directors and officers and persons serving in such capacities at the Registrant's request in other business enterprises (including, for example, subsidiaries of the Registrant), to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (iii) the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, for an act or omission not in good faith, intentional misconduct, a knowing violation of law or deriving an improper personal benefit from a transaction); (iv) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, officers and employees.

        The Registrant's policy is to enter into indemnity agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. In addition, the indemnity agreements provide that directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, by reason of their services as directors or executive officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to enforce a right of indemnification under the indemnity agreements, the Registrant's Bylaws or any statute or law. Under the agreements, the Registrant is not obligated to indemnify the indemnified party: (i) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (iii) with respect to any proceeding or claim brought by the Registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (iv) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act and related laws; (v) on account of the indemnified party's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (vi) on account of any conduct from which the indemnified party derived an improper personal benefit; (vii) on account of conduct the indemnified party believed to be contrary to the best interests of the Registrant or its stockholders; (viii) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to the Registrant or its stockholders; or (ix) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

        The indemnification provision in the Bylaws, and the indemnity agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Securities Act.

        The indemnity agreements require the Registrant to maintain director and officer liability insurance to the extent readily available. The Registration currently carries a director and officer liability insurance policy.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        The Registrant issued a total of 225,000 shares of its common stock to the selling stockholder under two restricted stock purchase agreements, both dated January 24, 2000. These shares were issued in a private transaction in reliance upon the exemption from registration under the Securities Act provided by Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act.

ITEM 8. EXHIBITS.

     4.01 Restricted Stock Purchase Agreement for 75,000 shares of common stock dated as of January 24, 2000.

     4.02 Restricted Stock Purchase Agreement for 150,000 shares of common stock dated as of January 24, 2000.

     4.03(1)   Registrant's Restated Certificate of Incorporation, dated January
               19, 2000.

     4.04(2)   Second Amended and Restated Rights Agreement, dated October 15,
               1999.

     4.05(3) Bylaws of Intuit, as amended and restated effective April 29, 1998.

     4.06(4)   Form of Specimen Certificate for Intuit's Common Stock.

     4.07(2)   Form of Right Certificate for Series B Junior Participating
               Preferred Stock.

     5.01      Opinion of Counsel.

    23.01      Consent of Counsel (included in Exhibit 5.01).

    23.02      Consent of Ernst & Young LLP, Independent Auditors.

    23.03      Consent of KPMG LLP, Independent Auditors.

    24.01      Power of Attorney (see page II-6).

--------------------------

(1) Filed as an exhibit to Intuit's Form 10-Q for the quarter ended April 30, 2000, filed with the Commission on June 14, 2000 and incorporated by reference.

(2) Filed as an exhibit to Intuit's Registration Statement on Form S-8 (File No. 333-92503) filed with the Commission on December 10, 1999 and incorporated by reference.

(3) Filed as an exhibit to Intuit's Form 8-K filed with the Commission on May 5, 1998 and incorporated by reference.

(4) Filed as an exhibit to Intuit's Form 10-K for the fiscal year ended July 31, 2000, filed with the Commission on October 13, 2000 and incorporated by reference.

ITEM 9. UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the

                        Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on December 11, 2000.

                                          INTUIT INC.



                                          By:    /s/ GREG J. SANTORA
                                              ----------------------------------
                                                 Greg J. Santora
                                                 Senior Vice President and
                                                 Chief Financial Officer

                                POWER OF ATTORNEY

        By signing this Form S-8 below, I hereby appoint each of Stephen M. Bennett and Greg J. Santora as my true and lawful attorneys-in-fact and agents, in my name, place and stead, to sign any and all amendments (including post-effective amendments) to this Form S-8 registration statement on my behalf, and to file this Form S-8 registration statement (including all exhibits and other documents related to the Form S-8 registration statement) with the Securities and Exchange Commission. I authorize each of my attorneys-in-fact to
(1) appoint a substitute attorney-in-fact for himself and (2) perform any actions that he believes are necessary or appropriate to carry out the intention and purpose of this Power of Attorney. I ratify and confirm all lawful actions taken directly or indirectly by my attorneys-in-fact and by any properly appointed substitute attorneys-in-fact. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

PRINCIPAL EXECUTIVE OFFICER:


    /s/ STEPHEN M. BENNETT                Chief Executive Officer,              December 11, 2000
------------------------------------      President and Director
Stephen M. Bennett

PRINCIPAL FINANCIAL OFFICER AND
PRINCIPAL ACCOUNTING OFFICER:


    /s/ GREG J. SANTORA                   Senior Vice President                 December 11, 2000
------------------------------------      And Chief Financial Officer
Greg J. Santora


ADDITIONAL DIRECTORS:


    /s/ CHRISTOPHER W. BRODY              Director                              December 11, 2000
------------------------------------
Christopher W. Brody


    /s/ WILLIAM V. CAMPBELL               Director                              December 11, 2000
------------------------------------
William V. Campbell


    /s/ SCOTT D. COOK                     Director                              December 11, 2000
------------------------------------
Scott D. Cook


                                          Director                              December   , 2000
------------------------------------
L. John Doerr


    /s/ DONNA L. DUBINSKY                 Director                              December 11, 2000
------------------------------------
Donna L. Dubinsky


    /s/ MICHAEL R. HALLMAN                Director                              December 11, 2000
------------------------------------
Michael R. Hallman


    /s/ WILLIAM H. HARRIS, JR.            Director                              December 11, 2000
------------------------------------
William H. Harris, Jr.

                                  EXHIBIT INDEX

    Exhibit
    Number     Description
    ------     -----------
     4.01      Restricted Stock Purchase Agreement for 75,000 shares of common stock dated as of January 24, 2000.

     4.02 Restricted Stock Purchase Agreement for 150,000 shares of common stock dated as of January 24, 2000.

     5.01      Opinion of Counsel.

    23.01      Consent of Counsel (included in Exhibit 5.01).

    23.02      Consent of Ernst & Young LLP, Independent Auditors.

    23.03      Consent of KPMG LLP, Independent Auditors.

    24.01      Power of Attorney (see page II-6).